Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
September 26, 2008	CONTACT:	John M. Mendez (276) 326-9000
First Community Bancshares, Inc. Files Shelf Registration Statement Registering $100 Million of Securities
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that it has filed a Form S-3 shelf registration statement with the U.S. Securities and Exchange Commission (the “SEC”). Once declared effective by the SEC, the shelf registration will permit the Company to periodically offer and sell, individually or in any combination, common stock, preferred stock, warrants to purchase common or preferred stock and units (which could include a combination of any of the preceding securities), up to a total of $100 million, subject to market conditions and the Company’s capital needs.
The proceeds of the sale of securities, if and when offered, will be used for general corporate purposes, including the continued expansion of the Company’s banking, insurance and wealth management operations and other business opportunities that may be presented.
A registration statement relating to these securities has been filed with the SEC, but is not yet effective. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. This press release is not an offer to sell or the solicitation of an offer to buy such securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.05 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-eight locations and four wealth management offices in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $831 million at June 30, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.